Exhibit 3.2

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

UTi WORLDWIDE INC.

A COMPANY LIMITED BY SHARES

1.	DEFINITIONS

1.1	Capitalized terms used herein that are not otherwise defined herein are as defined in the Memorandum of Association of the Company, as amended from time to time.

1.2	In the Articles, unless the context otherwise requires, a reference to:

(a)	a “Regulation” is a reference to a regulation of the Articles;

(b)	a “Clause” is a reference to a clause of the Memorandum;

(c)	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)	the Act, the Memorandum or the Articles is a reference to the Act, the Memorandum or the Articles as amended or, in the case of the Act any re-enactment thereof; and

(e)	the singular includes the plural and vice versa, and the masculine, feminine or neuter gender shall equally, where the context admits, include the others.

1.3	Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and the Articles unless otherwise defined therein or herein.

1.4	Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum.

2.	REGISTERED SHARES

2.1	Every Shareholder is entitled to a certificate signed by a director or officer of the Company, or any other person authorised by Resolution of Directors, or under the Seal specifying the number of Shares held by him and the signature of the director, officer or authorised person and the Seal may be facsimiles. A certificate may be issued in electronic form in accordance with the Electronic Transactions Act, 2001.

2.2	Any Shareholder receiving a certificate shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by Resolution of Directors.

2.3	If several Eligible Persons are registered as joint holders of any Shares, any Distribution on such Shares may be paid to any one of such Eligible Persons.

3.	SHARES, AUTHORISED CAPITAL, CAPITAL AND SURPLUS

3.1	Subject to the provisions of these Articles and the Memorandum, the unissued Shares of the Company shall be at the disposal of the directors who may, without limiting or affecting any rights previously conferred on the holders of any existing Shares or class or series of Shares, offer, allot, grant options over or otherwise dispose of Shares to such persons, at such times and upon such terms and conditions as the Company may by Resolution of Directors determine.

3.2	No Share in the Company may be issued until the consideration in respect thereof is fully paid, and when issued the Share is for all purposes fully paid and non-assessable save that a Share issued for a promissory note or other written obligation to contribute money or property or a contract for future services may be issued subject to forfeiture in the manner prescribed in these Articles.

3.3	Shares in the Company shall be issued for money, services rendered, personal property (including other Shares, debt obligations or other securities in the Company), an estate in real property, a promissory note or other binding obligation to contribute money or property or any combination of the foregoing or for such other consideration as shall be determined by a Resolution of Directors.

3.4	Shares in the Company may be issued for such amount of consideration as the directors may from time to time by Resolution of Directors determine, except that in the case of Shares with par value, the amount shall not be less than the par value, and in the absence of fraud the decision of the directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved. The consideration in respect of the Shares constitutes capital to the extent of the par value and the excess constitutes surplus.

3.5	A Share issued by the Company upon conversion of, or in exchange for, another Share or a debt obligation or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other Share, debt obligation or security.

3.6	Treasury Shares may be disposed of by the Company on such terms and conditions (not otherwise inconsistent with these Articles) as the Company may by Resolution of Directors determine.

3.7	The Company may issue fractions of a Share and a fractional Share shall have the same corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole Share of the same class or series of Shares.

3.8	Upon the issue by the Company of a Share without par value, if an amount is stated in the Memorandum to be authorized capital represented by such Shares then each Share shall be issued for no less than the appropriate proportion of such amount which shall constitute capital, otherwise the consideration in respect of the Share constitutes capital to the extent designated by the directors and the excess constitutes surplus, except that the directors must designate as capital an amount of the consideration that is at least equal to the amount that the Share is entitled to as a preference, if any, in the assets of the Company upon liquidation of the Company.

3.9	The Company may purchase, redeem or otherwise acquire and hold its own Shares but only out of surplus or in exchange for newly issued Shares of equal value.

3.10	Subject to provisions to the contrary in

(a)	the Memorandum or these Articles;

(b)	the designations, powers, preferences, rights, qualifications, limitations and restrictions with which the Shares were issued; or

(c)	the subscription agreement for the issue of the Shares,

the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired.

3.11	No purchase, redemption or other acquisition of Shares shall be made unless the directors determine that immediately after the purchase, redemption or other acquisition the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and the realizable value of the assets of the Company will not be less than the sum of its total liabilities, other than deferred taxes, as shown in the books of account, and its capital and, in the absence of fraud, the decision of the directors as to the realizable value of the assets of the Company is conclusive, unless a question of law is involved.

3.12	A determination by the directors under the preceding Sub-Regulation is not required where Shares are purchased, redeemed or otherwise acquired

(a)	pursuant to a right of a Shareholder to have his Shares redeemed or to have his Shares exchanged for money or other property of the Company;

(b)	by virtue of a transfer of capital pursuant to Sub-Regulation 7.4;

(c)	by virtue of the provisions of Section 179 of the Act; or

(d)	pursuant to an order of the court.

3.13	Shares that the Company purchases, redeems or otherwise acquires pursuant to the preceding Sub-Regulations 3.9 to 3.12 may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of 80 percent of the issued Shares of the Company in which case they shall be cancelled but they shall be available for reissue.

3.14

Where Shares in the Company are held by the Company as Treasury Shares or are held by another entity of which the Company holds, directly or indirectly, Shares having more than 50 percent of the votes in the election of directors of the other company, such Shares of the Company are not entitled to vote or to have dividends paid thereon and shall not be treated as outstanding for any purpose except for purposes of determining the capital of the Company.

Nothing in this Sub-Regulation 3.14 shall be construed as limiting the right of the Company to vote shares or any other security, including but not limited to its own Shares, held by it in a fiduciary capacity.

3.15	The Company may by a Resolution of Directors include in the computation of surplus for any purpose the unrealised appreciation of the assets of the Company, and, in the absence of fraud, the decision of the directors as to the value of the assets is conclusive, unless a question of law is involved.

3.16	Section 46 of the Act (Pre-emptive rights) does not apply to the Company.

4.	MORTGAGES AND CHARGES OF SHARES

4.1	Shareholders may mortgage or charge their Shares.

5.	FORFEITURE

5.1	Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note or other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid.

5.2	A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

5.3	The written notice of call referred to in Sub-Regulation 5.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

5.4	Where a written notice of call has been issued pursuant to Sub-Regulation 5.3 and the requirements of the notice have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

5.5	The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Sub-Regulation 5.4 and that Shareholder shall be discharged from any further obligation to the Company with respect to the cancelled Shares.

6.	TRANSFER OF SHARES

6.1	Subject to any Resolution of Directors, Shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company for registration.

6.2	The transfer of a Share is effective when the name of the transferee is entered on the register of Shareholders.

6.3	If the directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

(a)	to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	that the transferee’s name should be entered in the register of Shareholders notwithstanding the absence of the instrument of transfer.

7.	REDUCTION OR INCREASE IN AUTHORIZED CAPITAL OR CAPITAL

7.1	Subject to the terms of the Memorandum, the Company may by a Resolution of Directors or a Resolution of Shareholders, amend the Memorandum to increase or reduce its authorized capital, if any, and in connection therewith the Company may increase or reduce the number of such Shares, increase or reduce the par value of any of its Shares or effect any combination of the foregoing.

7.2	Subject to the terms of the Memorandum, the Company may by a Resolution of Directors or a Resolution of Shareholders amend the Memorandum to

(a)	divide the Shares, including issued Shares, of a class or series into a larger number of Shares of the same class or series; or

(b)	combine the Shares, including issued Shares, of a class or series into a smaller number of Shares of the same class or series,

provided, however, that where Shares with a par value are divided or combined under (a) or (b) of this Regulation, the aggregate par value of the new Shares must be equal to the aggregate par value of the original Shares.

7.3	The capital of the Company may by a Resolution of Directors be increased by transferring an amount of the surplus of the Company to capital.

7.4	Subject to the provisions of the two next succeeding Regulations, the capital of the Company may by Resolution of Directors be reduced by transferring an amount of the capital of the Company to surplus.

7.5	No reduction of capital shall be effected that reduces the capital of the Company to an amount that immediately after the reduction is less than the aggregate par value of all outstanding Shares with par value and all Shares with par value held by the Company as Treasury Shares and the aggregate of the amounts designated as capital of all outstanding Shares without par value and all Shares without par value held by the Company as Treasury Shares that are entitled to a preference, if any, in the assets of the Company upon liquidation of the Company.

7.6	No reduction of capital shall be effected unless the directors determine that immediately after the reduction the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and that the realizable assets of the Company will not be less than its total liabilities, other than deferred taxes, as shown in the books of the Company and its remaining capital, and, in the absence of fraud, the decision of the directors as to the realizable value of the assets of the Company is conclusive, unless a question of law is involved.

8.	MEETINGS AND CONSENTS OF SHAREHOLDERS

8.1	Any action required or permitted to be taken by the Shareholders must be effected at a duly called annual or special meeting (as provided for in Sub-Regulations 8.3 and 8.4) of the Shareholders entitled to vote on such action and may not be effected by any other means, including for the avoidance of doubt, by a written consent signed by Shareholders.

8.2	All meetings of Shareholders (whether annual or special) shall be held on such dates and at such places as may be fixed from time to time by the directors in accordance with the provisions of these Articles.

8.3	A meeting of Shareholders, which shall be held no more than once in each calendar year, for election of directors in accordance with Sub-Regulation 10.1(c) and for such other business as may properly come before the meeting (the “annual meeting of Shareholders”) shall be held at such date and time as may be determined by the directors.

8.4 (a)	A meeting of Shareholders other than an annual meeting of Shareholders which shall be held for the consideration of any business, including the election of directors, shall hereinafter be referred to as a “special meeting of Shareholders.” A special meeting of Shareholders may be called by the directors pursuant to a Resolution of Directors at such date, time and for the consideration of any business as may be determined by the directors.

(b)	In addition to the calling of a special meeting of Shareholders pursuant to Sub-Regulation 8.4(a), upon receipt of a valid written request of Shareholders holding at least 30 percent of the votes of the outstanding voting Shares, the directors shall convene a special meeting of Shareholders in respect of the matter for which the meeting is requested. To be valid, such written request by the Shareholders must be delivered to or mailed and received by the corporate secretary of the Company (the “Secretary”) at the principal executive offices of the Company and must specify the nature of the business proposed to be transacted and such business must be a proper matter for Shareholder action, and, as to any proposed business or director nominations that such Shareholders propose to bring before the meeting, such Shareholders must also provide with such request the information required by subclauses (i) through (viii) of Sub-Regulation 8.16(a) and by subclauses (i) through (viii) of Sub-Regulation 10.4(a) and the last paragraph of Sub-Regulation of 10.4(a), as applicable. In addition, for such written request to be valid it shall be further updated and supplemented, if necessary, so that the information provided or required to be provided in such written request shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to or mailed and received by the Secretary at the principal executive offices of the Company not later than 5 business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than 8 business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof. Furthermore, any such business or proposed nominations must comply with, and shall be subject to, the requirements and provisions of Sub-Regulations 8.15(b), 8.16(b), 10.3(b) and 10.4(b). Nothing herein shall prohibit the directors from resolving to propose any other business, proposal or nomination to the Shareholders at any special meeting of Shareholders requested by Shareholders in accordance with this Sub-Regulation 8.4(b).

(c)

A Shareholder may revoke a request for a special meeting of Shareholders at any time prior to the commencement of the meeting by written revocation delivered to or mailed and received by the Secretary, and if, following such revocation, there are un-revoked requests from Shareholders holding in the aggregate less than 30 percent of the votes of the outstanding Shares (being the requisite number of votes required for Shareholders to requisition a special meeting of Shareholders in accordance with Sub-Regulation 8.4(b) above), the directors, in their discretion, may elect to cancel or refuse to hold the special meeting of Shareholders notwithstanding the fact that proxies may have been received by the Company.

8.5	Written notice of all meetings of Shareholders, stating the time, place and, and in the case of a special meeting of Shareholders, the purpose or purposes thereof, shall be given by the Company pursuant to a Resolution of Directors not fewer than ten days before the date of the proposed meeting to those persons whose names appear as Shareholders in the share register of the Company on the date of the notice and are entitled to vote at the meeting.

8.6	The directors may fix the date notice is given of a meeting of Shareholders, or such other date as may be specified in the notice, as the record date for determining those Shares that are entitled to vote at the meeting. If no such date is specified in the notice, then the date of the notice shall be the record date for determining those persons whose names appear as Shareholders in the share register of the Company who are entitled to vote at the meeting.

8.7	Notwithstanding Sub-Regulation 8.5 above, a meeting of Shareholders may be called on less than ten days’ notice:

(a)	if Shareholders holding not less than 90 percent of the total number of Shares entitled to vote on all matters to be considered at the meeting, or 90 percent of the votes of each class or series of Shares where Shareholders are entitled to vote thereon as a class or series together with not less than a 90 percent majority of the remaining votes, have agreed to short notice of the meeting, or

(b)	if all Shareholders holding Shares entitled to vote on all or any matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

8.8	The inadvertent failure of the directors to give notice of a meeting to a Shareholder, or the fact that a Shareholder has not received notice, does not invalidate the meeting.

8.9 (a)	Pursuant to these Articles and to the extent permitted by law, any Shareholder of record may appoint a person or persons to act as such Shareholder’s proxy or proxies at any meeting of Shareholders for the purpose of representing and voting such Shareholder’s shares. An instrument appointing a proxy shall be in any form which the directors may determine by resolution or such other form as the chairman of the meeting shall accept. The instrument appointing the proxy shall be filed with the Secretary or provided to the Company in accordance with the procedures established for the meeting of Shareholders at which the person named in such instrument proposes to vote in order to be counted in any vote at the meeting. Prior to any vote, and subject to any contract rights of the proxy holder, a Shareholder may revoke the proxy appointment either directly or by the creation of a new appointment, which will automatically revoke the former one.

(b)

Execution of the instrument appointing a proxy may be accomplished by the Shareholder or such Shareholder’s authorised officer, director, employee or agent signing such instrument by any reasonable means, including, but not limited to, by facsimile signature. A Shareholder may authorise another person or persons to act for such Shareholder as proxy by transmitting or authorising the transmission of such communication evidencing the Shareholder’s intention to appoint a person or persons as his proxy by means of a telegram, cablegram, or other means of electronic transmission (including but not limited to, via internet or telephone) to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organisation or like agent duly authorised by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or the other means of electronic transmission (which must be supported by printed evidence thereof) must be either set forth or be submitted with written information from which it can be determined that the telegram, cablegram or printed evidence of the other electronic transmission was authorised by the Shareholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Sub-Regulation 8.9(b) may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(c)	The directors may, in advance of any meeting of Shareholders, appoint one or more inspectors of election to act at the meeting or any adjournment thereof and to make a written report thereof. If the person or persons so appointed fails to appear or otherwise refuses to act, the chairman of the meeting may appoint one or more alternative inspectors of election to act at the meeting. The inspector(s) of election, if appointed, shall perform his or her duties impartially, in good faith, and to the best of his or her ability.

8.10	The following applies where Shares are jointly owned:

(a)	if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

8.11	In accordance with such limitations, restrictions, guidelines and procedures as may be established by the directors by Resolution of Directors from time to time or by the chairman of the meeting, a Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders participating in the meeting are able to hear each other.

8.12	A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the Shares entitled to vote on the matters to be considered at the meeting. A valid quorum may be represented by only a single Shareholder or proxy. A duly held meeting of Shareholders at which a quorum is initially present may continue to transact business until adjournment notwithstanding the withdrawal of enough Shares to leave less than a quorum.

8.13 (a)	If within half an hour (or such longer period as the chairman of the meeting in his absolute discretion may decide) from the time appointed for the meeting of Shareholders a quorum as required by Sub-Regulation 8.12 is not present, the meeting, if convened upon the requisition of Shareholders pursuant to Sub-Regulation 8.4(b), may be dissolved by the chairman of the meeting. In any other case, any meeting of Shareholders, annual or special, whether or not a quorum is present, may be adjourned for any reason from time to time by either (i) the chairman of the meeting or (ii) the Shareholders by the vote of the holders of the majority of Shares represented at the meeting, either in person or by proxy, to such place and time as the chairman of the meeting shall determine. In absence of a quorum at the commencement of the meeting, no other business may be transacted at that meeting.

(b)	When a meeting of Shareholders is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which Shareholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. However, if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, then notice of the adjourned meeting shall be given. For the avoidance of doubt, a determination of the Shareholders of record entitled to vote at a meeting of Shareholders shall apply to any adjournment of such meeting.

(c)	At any meeting of Shareholders so resumed after such adjournment, provided that a quorum as required by Sub-Regulation 8.12 is present or represented at the commencement of the adjourned meeting, any business may be transacted which might have been transacted at the meeting as originally scheduled.

8.14	Any previously scheduled meeting of Shareholders may be postponed, and, except for a special meeting of Shareholders called by the directors after receipt of a valid written request of Shareholders holding at least 30 percent of the votes of the outstanding voting Shares pursuant to Sub-Regulation 8.4(b) (which meeting may be cancelled only on the terms of Sub-Regulation 8.4(c)), the directors may by Resolution of Directors elect to cancel any previously scheduled meeting of Shareholders upon public disclosure of such determination prior to the date previously scheduled for such meeting, notwithstanding the fact that proxies for such meeting may have been received by the Company. For the avoidance of doubt, a determination of the Shareholders of record entitled to vote at a meeting of Shareholders shall apply to any postponement of such meeting.

8.15 (a)	At any annual meeting of Shareholders, only proposals of business which have been made in accordance with this Sub-Regulation shall be eligible to be brought before such meeting:

(i)	by or at the direction of the Chairman of the Board or by Resolution of Directors;

(ii)	by any Shareholder who is a holder of record as of the record date established for the meeting pursuant to Sub-Regulation 8.6 and who is entitled to vote at the meeting and who complies with all of the requirements and procedures set out in Sub-Regulation 8.16.

(b)	At any special meeting of Shareholders, only such business shall be conducted as shall have been brought before the meeting pursuant to the notice of meeting made pursuant to Sub-Regulation 8.5.

8.16 (a)

For business to be properly brought before an annual meeting of Shareholders by a Shareholder, such business must be a proper matter for Shareholder action and the Shareholder must have given timely written notice thereof to the Secretary at the principal executive offices of the Company, which notice must contain the information required by sub-clauses (i) to (viii) inclusive of this Sub-Regulation 8.16(a). To be considered timely in connection with an annual meeting of Shareholders, a Shareholder’s notice must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company not earlier than the close of business by the 120th day and not later than the close of business on the 90th day prior to the first anniversary date of the date on which the Company held its immediately preceding annual meeting of Shareholders; provided, however, that in the event that the date of the annual meeting of Shareholders is called for a date that is more than 30 days before or more than 60 days after such one-year anniversary of the immediately preceding annual meeting of Shareholders, notice from a Shareholder shall also be considered timely if it is so delivered or received not earlier than the close of business on the 120th day prior to such annual meeting nor later than the later of 90 days prior to such annual meeting of Shareholders or, if the first public disclosure of the date of such annual meeting is less than 100 days prior to the date of such meeting, the close of business on the tenth day following the day on which public disclosure is first made of the date of such annual meeting of Shareholders. In no event shall an adjournment or postponement of an annual meeting of Shareholders commence a new time period (or extend any period) for the giving of a Shareholder’s notice as described above.

In addition, to be considered timely, a Shareholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to or received by the Secretary at the principal executive offices of the Company not later than 5 business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than 8 business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof. A Shareholder’s notice delivered to or received by the Secretary pursuant to Sub-Regulation 8.4(b) or this Sub-Regulation 8.16(a) shall set forth:

(i)	a brief description of the proposal or the business desired to be brought before the meeting;

(ii)	the full text of the proposal or business (including the full text of any resolutions proposed for consideration, and, in the event that such business includes a proposal to amend either the Memorandum or the Articles of the Company, the full text of the proposed amendment) and such other information regarding such proposal or business as would be required in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had such proposal or business been made by the Company;

(iii)	the reasons for making the proposal or conducting such business at the meeting;

(iv)	the name and address of record of the Shareholder proposing such proposal or business and the beneficial owner, if any, on whose behalf the proposal is made;

(v)	a representation that the Shareholder is a holder of record of Shares in the Company entitled to vote at such meeting and that such Shareholder intends to appear in person or by a proxy at the meeting to make the proposal or propose the conduct of the business as specified in the notice;

(vi)	as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal or business is to be brought, (a) the number of any class or series of Shares or other Securities of the Company which are owned, directly or indirectly, beneficially and of record by such Shareholder and the beneficial owner, if any, on whose behalf the proposal or business is to be brought including any derivative, swap, option, warrant, convertible security, share appreciation right, or similar right or other transaction with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any Shares or other Securities of the Company or with a value derived in whole or in part from the value of any Shares or other Securities of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of Shares or other Securities of the Company or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially and of record by each such party, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of any Shares or other Securities of the Company, (b) any proxy, contract, arrangement, understanding, or relationship pursuant to which either party has a right to vote any Shares or other Securities of the Company, (c) any short interest in any Shares or other Securities of the Company held by each such party or any repurchase or “stock borrowing” agreement or arrangement engaged in, directly or indirectly, by each such party, (d) any rights to dividends on any Shares or other Securities of the Company owned of record and beneficially by each such party that are separated or separable from the underlying security of the Company, (e) any proportionate interest in any Shares or other Securities of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which either party is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (f) any performance-related fees (other than an asset-based fee) that each such party is entitled to based on any increase or decrease in the value of any Shares or other Securities of the Company or Derivative Instruments, if any; in each case with respect to the above, including without limitation any such interests held by members of each such party’s immediate family sharing the same household;

(vii)	any material interest of such Shareholder and the beneficial owner, if any, on whose behalf the proposal is made or such business is proposed to be conducted, in such proposal or in conducting such business and a description of all relationships, arrangements or understandings between the Shareholder and the beneficial owner, if any, on whose behalf the proposal is made or the proposed business is to be conducted; and

(viii)

a representation as to whether the Shareholder or the beneficial owner, if any, on whose behalf such proposal is made or such business is proposed to be conducted intends, or is part of a group that intends, to (a) deliver a proxy statement or form of proxy to holders of at least enough Shares reasonably believed by such

Shareholder or beneficial owner to be sufficient to approve or adopt the proposal or to conduct the business being proposed (and such representation shall be included in any such proxy statement or form of proxy) and/or (b) otherwise to solicit proxies from Shareholders in support of such proposal or business (and such representation shall be included in such solicitation materials).

(b)	Notwithstanding the foregoing or any other Sub-Regulation contained in the Articles, nothing in Sub-Regulations 8.4(b), 8.15(a)(ii), 8.15(b) or 8.16(a) shall be interpreted or construed to require the inclusion of information about any such proposal or business in any proxy statement distributed by, at the direction of, or on behalf of, the directors. The chairman of a meeting of Shareholders shall have the power and the duty, if the facts so warrant, to determine and declare to the meeting that any proposal or business was not properly brought before the meeting in accordance with the provisions of Sub-Regulations 8.4(b), 8.15 or 8.16(a) and, if he should so determine, he shall so declare to the meeting and any such proposal or business not properly brought before the meeting shall not be voted on or transacted. Notwithstanding anything contained elsewhere in these Articles, if a Shareholder has notified the Secretary of his intention to present a proposal or business at a meeting of Shareholders and such Shareholder does not appear or does not send a duly authorised representative, as determined by the chairman of the meeting, to present such proposal or business at such meeting, the Company need not present such proposal or business for a vote at such meeting notwithstanding that proxies in respect of such vote may have been received by the Company. Notwithstanding anything contained elsewhere in these Articles, a Shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in Sub-Regulations 8.4(b), 8.15(a)(ii), 8.15(b) and 8.16(a). Nothing in these Articles shall be deemed to affect any rights of Shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Regulation 14A under the Exchange Act.

8.17	At every meeting of Shareholders, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the vice-Chairman of the Board shall be the chairman of the meeting. If there is no vice-Chairman of the Board or if the vice-Chairman of the Board is not present at the meeting, the chief executive officer shall be the chairman of the meeting. In the absence of the chief executive officer, such other person as shall be selected by the Board prior to the meeting shall act as chairman of the meeting, or if no such action was taken prior to the meeting, the directors then present shall select one of their own to act as the chairman of the meeting. Subject to these Articles, the directors may adopt by Resolution of Directors such rules, procedures and regulations for the conduct of meetings of Shareholders as they shall deem appropriate, including but not limited to:

(a)	the establishment of an agenda or order of business for the meeting and other matters pertaining to the conduct of the meeting;

(b)	maintaining order at the meeting and the safety of those present,

(c)	limitations on attendance at or participation in the meeting of Shareholders of record, their duly authorized and constituted proxies or such other persons as the directors or chairman of the meeting shall determine;

(d)	restrictions on entry to the meeting after the time fixed for commencement thereof;

(e)	limitations on the time allotted to questions or comments by participants; and

(f)	determining the manner of voting, including the regulation of the opening and closing of the polls for voting and the matters which are to be voted on by ballot.

Subject to these Articles and any Resolution of Directors, the chairman of the meeting of Shareholders shall have the right and authority to prescribe rules, procedures and regulations for the conduct of meetings of Shareholders as he shall deem appropriate relating to the conduct of meetings of Shareholders, including but not limited to the matters described in subparagraphs (a) through (f) above. Without limiting the foregoing, the determination of whether any proposed proposal or business or the proposed nomination of any person for election as a director sought to be brought before any meeting of Shareholders is properly brought before a meeting shall be made by the chairman of the meeting. If the chairman of the meeting determines that any proposed proposal or business or proposed nomination is not properly brought before a meeting of the Shareholders, such proposal or business will not be considered or conducted and any such nomination shall be disregarded notwithstanding the fact that proxies in respect of such proposal, business or nomination may have been received by the Company.

8.18	At any meeting of the Shareholders the chairman of the meeting is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting (including any adjournment thereof) and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. The demand for a poll may be withdrawn. If a poll is taken at any meeting, the result shall be announced to the meeting (including any adjournment thereof) and recorded in the minutes of the meeting

8.19	Any person other than an individual shall be regarded as one Shareholder and may, by resolution of its directors or other governing body of such person, authorize such person as it thinks fit to act as its representative at any meeting of the Shareholders or meeting of any class of Shareholders of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the person which he represents as that person could exercise if it were an individual Shareholder. The right of any individual to speak for or represent such Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the directors or the chairman of any meeting of Shareholders may in good faith seek legal advice regarding the right of any individual to speak for or represent such Shareholder and unless and until a court of competent jurisdiction shall otherwise rule, the directors or the chairman may rely and act upon such advice without incurring any liability to any Shareholder.

8.20	The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

8.21	Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

8.22	No business of the Company shall be conducted at a meeting of Shareholders except in accordance with the provisions of this Regulation 8.

9.	DIRECTORS

9.1	No person shall be appointed as a director, or nominated as a reserve director, of the Company unless he has consented in writing to be a director or to be nominated as a reserve director.

9.2	Subject to the rights of the holders of any series of Preferred Shares to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a Resolution of Directors.

9.3	The directors may, by a Resolution of Directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

10.	APPOINTMENT AND RETIREMENT OF DIRECTORS

10.1 (a)	Subject to the provisions of the Memorandum or these Articles, the first directors of the Company shall be appointed by the subscriber to the Memorandum, and thereafter, at the annual meeting of Shareholders or at a special meeting of Shareholders if so called for such purpose by the directors pursuant to a Resolution of Directors or pursuant to a Shareholder request made in accordance with Sub-Regulation 8.4(b), the Shareholders shall elect, by Resolution of Shareholders, directors to serve, in the case of the annual meeting of Shareholders, for the term as set forth in Sub-Regulation 10.1(c) and in the case of a special meeting of Shareholders called for such purpose by the directors pursuant to a Resolution of Directors or pursuant to a Shareholder request made in accordance with Sub-Regulation 8.4(b), for the term set forth in Sub-Regulation 10.1(d).

Between the meetings of Shareholders, the directors may by Resolution of Directors fill any vacancy on the Board or elect directors as set forth in Sub-Regulation 10.2.

(b)	If any director election which is not a Contested Election results in an incumbent director nominee not being elected, then each such incumbent director who was not elected shall, promptly following certification of the Shareholder vote, tender his or her resignation to the Board of Directors if such resignation has not previously been tendered in connection with his or her election, which resignation shall be subject to acceptance by the Board of Directors. The Nominations and Corporate Governance Committee (or equivalent committee) of the Board of Directors will make a recommendation to the Board of Directors on whether to accept or reject the resignation. The Board of Directors will act on such committee’s recommendation and shall decide whether to accept or reject such resignation.

If an incumbent director’s resignation tendered pursuant to the foregoing paragraph is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting where his or her class is due to be elected and until his or her successor is duly elected, or his or her earlier resignation or removal. If an incumbent director’s resignation tendered pursuant to the foregoing paragraph is accepted by the Board of Directors or if a director election results in a nominee for director who is not an incumbent director failing to be elected and the result of which is a vacancy on the Board of Directors, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Sub-Regulation 10.2 or may decrease the size of the Board of Directors pursuant to the provisions of Sub-Regulation 9.2.

(c)	With respect to directors elected at the annual meeting of Shareholders, other than those directors who may be elected by the holders of any series of Preferred Shares under specified circumstances:

(i)	The directors are and shall be divided into three classes hereinafter designated as A Directors, B Directors and C Directors. For the avoidance of doubt, the numbers of directors in each class of directorship need not be equal to the number of directors in any other class.

(ii)	No director shall be elected without being designated either as an A, B or C Director and, except as set forth in Sub-Regulation 10.1(b), each director (whether an A, B or C Director) shall hold office within their class for a term of three years and until his successor takes office or until his earlier death, resignation or removal from office in accordance with these Articles or any applicable law.

(iii)	At each annual meeting of Shareholders at which directors are to be elected, the successors of the class of directors whose term expires at that meeting shall be elected in accordance with these Articles.

(iv)	Retiring directors shall be eligible for re-election.

(d)	Any directors elected at a special meeting of Shareholders called for such purpose by the directors pursuant to a Resolution of Directors or pursuant to a Shareholder request made in accordance with Sub-Regulation 8.4(b), other than those directors who may be elected by the holders of any series of Preferred Shares under specified circumstances, shall

(i)	be designated by Resolution of Directors as either an A, B or C Director; and

(ii)	except as set forth in Sub-Regulation 10.1(b), hold office for the remainder of the full term of the class of directorship in which a vacancy occurs or the additional director is elected and until his successor takes office or until his earlier death, resignation or removal from office in accordance with these Articles or any applicable law.

10.2	Subject to the rights of the holders of any series or class of Preferred Shares then outstanding, between meetings of Shareholders, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by Resolution of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall:

(a)	be designated by Resolution of Directors as either an A Director, B Director or C Director; and

(b)	hold office for the remainder of the full term of the class of directorship in which a vacancy occurs or in which the additional director was appointed and until his successor takes office or until his earlier death, resignation or removal from office in accordance with these Articles or any applicable law.

10.3 (a)	At any annual meeting of Shareholders for the election of directors, only persons who have been nominated in accordance with this Sub-Regulation 10.3(a) shall be eligible for election. Nominations shall only be made:

(i)	by or at the direction of the directors; and

(ii)	by any Shareholder who is a holder of record as of the record date established for the meeting pursuant to Sub-Regulation 8.6 and who is entitled to vote at the meeting and who complies with all of the requirements and procedures set out in Sub-Regulation 10.4.

(b)	At any special meeting of Shareholders at which directors are to be elected pursuant to the notice of such meeting, only persons who have been nominated in accordance with this Sub-Regulation 10.3(b) shall be eligible for election. Nominations shall only be made:

(i)

if the special meeting of Shareholders has been called by the directors pursuant to Sub-Regulation 8.4(a) and at such meeting directors are to be elected, then by or at the direction of the directors and by any Shareholder who is a holder of record as of the record date established for the meeting pursuant to Sub-Regulation 8.6 and who is entitled to vote at the meeting and who delivers timely written notice thereof to the Secretary at the principal executive offices of the Company, which notice must contain the information required by sub-clauses (i) through (viii) of Sub-Regulation 10.4(a). To be considered timely in connection with a special meeting of the Shareholders, a Shareholder’s notice must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company not earlier than the close of business of the 120th day prior to such special meeting of Shareholders nor later than the close of business on the 90th date prior to the date of such special meeting of Shareholders or, if the first public disclosure of the date of such special meeting of Shareholders is less than 100 days prior to the date of such meeting, the close of business on the tenth day following the day on which public disclosure is first made of the date of such special meeting of Shareholders. In addition, to be timely, a Shareholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to or mailed and received by the Secretary at the principal executive offices of the Company not later than 5 business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than 8 business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof. Furthermore, any such proposed nominations must comply with, and shall be subject to, the requirements and provisions of Sub-Regulation 10.4(b); or

(ii)

if the special meeting of Shareholders has been called in response to the delivery of a valid written request by Shareholders pursuant to Sub-Regulation 8.4(b) and at such meeting directors are to be elected, then by or at the direction of the directors and by the Shareholders holding at least 30 percent of the votes of the outstanding voting Shares and who delivered such valid written request pursuant to Sub-Regulation 8.4(b), who are the holder(s) of record as of the record date established for the meeting pursuant to Sub-Regulation 8.6 and who are entitled to vote at the meeting and who complied with all of the requirements and procedures set forth in Sub-Regulation 8.4(b) with respect to such meeting and with respect to such nominees.

For the purposes of this Sub-Regulation 10.3(b) and for the avoidance of doubt, if any special meeting of the Shareholders has been adjourned or postponed, no nominations by a Shareholder of persons to be elected directors of the Company may be made at any such adjourned or postponed meeting unless pursuant to a notice which was proper and timely for such meeting on the date originally scheduled.

10.4 (a)

With respect to any director nominations made in accordance with Sub-Regulation 10.3(a)(ii) above, such nominations may only be made pursuant to a timely written notice thereof to the Secretary at the principal executive offices of the Company, which notice must contain the information required by sub-clauses (i) to (viii) inclusive of this Sub-Regulation 10.4(a). To be considered timely in connection with an annual meeting of Shareholders, a Shareholders’ notice shall be delivered to or mailed and received by the Secretary at the principal executive offices of the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary date of the date on which the Company held its immediately preceding annual meeting of Shareholders; provided, however, that in the event that the date of the annual meeting of Shareholders is called for a date that is more than 30 days before or more than 60 days after such one-year anniversary of the immediately preceding annual meeting of Shareholders, notice from a Shareholder shall also be considered timely if it is so delivered or received not earlier than the close of business on the 120th day prior to such annual meeting of Shareholders nor later than the later of 90 days prior to the date of such annual meeting of Shareholders or if the first public disclosure of the date of such annual meeting is less than 100 days prior to the date of such meeting, the close of business on the tenth day following the day on which public disclosure is first made of the date of such annual meeting of Shareholders. In no event shall an adjournment or postponement of an annual meeting of Shareholders commence a new time period (or extend any period) for the giving of a Shareholder’s notice as described above.

In addition, to be timely, a Shareholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to or mailed and received by the Secretary at the principal executive offices of the Company not later than 5 business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than 8 business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof. A Shareholder’s notice delivered to or received by to the Secretary pursuant to Sub-Regulation 8.4(b), 10.3(b)(i) or this Sub-Regulation 10.4(a) shall set forth:

(i)	as to each nominee, (A) the name, age, business address and residence address of the person, the principal occupation or employment of the person, the number of any class or series of Shares or other Securities of the Company which are owned beneficially or of record by such nominee and such other information regarding each nominee proposed by such Shareholder that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission along with a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and (B) a written representation and agreement (in the form provided by the Secretary upon written request) signed by such nominee providing that the information provided by such nominee is true, correct and complete and that such nominee (i) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (b) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company publicly disclosed from time to time, and (iv) will, if elected, abide by the requirements of Sub-Regulation 10.1(b);

(ii)	the written consent of each nominee to serve as a director of the Company if so elected;

(iii)	the reasons for making the proposed nomination;

(iv)	the name and address of record of the Shareholder who intends to make the nomination and the beneficial owner, if any, on whose behalf the nomination is made;

(v)	a representation that the Shareholder is a holder of record of Shares in the Company entitled to vote at such meeting and that the Shareholder intends to appear in person or by a proxy at the meeting to nominate the person(s) specified in the notice;

(vi)

as to the Shareholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination is made, (a) the number of any class or series of Shares or other Securities of the Company which are owned, directly or indirectly, beneficially and of record by such Shareholder and the beneficial owner, if any, on whose behalf the nomination is made, including any Derivative Instrument directly or indirectly owned beneficially and of record by each such party, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of any Shares or other Securities of the Company, (b) any proxy, contract, arrangement, understanding, or relationship pursuant to which either party has a right to vote any Shares or other Securities of the Company, (c) any short interest in any Shares or other Securities of the Company held by each such party or any repurchase or “stock borrowing” agreement or arrangement engaged in, directly or indirectly, by each such party, (d) any rights to dividends on any Shares or other Securities of the Company owned of record and beneficially by each such party that are separated or separable from the underlying security of the Company, (e) any proportionate interest in any Shares or other Securities of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which either party is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (f) any performance-related fees (other than an asset-based fee) that each such party is entitled to based on any increase or decrease in the value of any Shares or other Securities of the Company or Derivative Instruments, if any; in each case with respect to the above, including without limitation any such interests held by members of each such party’s immediate family sharing the same household;

(vii)	a description of all relationships, arrangements or understandings among the Shareholder, the beneficial owner, if any, on whose behalf the nomination is made and each nominee and any other person (naming such person) pursuant to which the nominations are to be made by the Shareholder; and

(viii)	a representation as to whether the Shareholder or beneficial owner, if any, on whose behalf the nomination is made intends, or is part of a group that intends, to (a) deliver a proxy statement or form of proxy to holders of at least enough Shares reasonably believed by such Shareholder or beneficial owner to be sufficient to elect the nominee (and such representation shall be included in any such proxy statement or form of proxy) and/or (b) otherwise to solicit proxies from Shareholders in support of such nomination (and such representation shall be included in such solicitation materials).

In addition to the above sub-clauses, in all cases the Company may require as a condition to any nomination by Shareholder that a proposed nominee promptly furnish to the Company such other information as it may reasonably require to determine (i) the eligibility of such proposed nominee to serve as a director of the Company, and (ii) whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any corporate governance guideline, committee charter or the rules governing the conduct and / or powers of any committee of the Company.

(b)

Notwithstanding the foregoing, nothing in Sub-Regulations 8.4(b), 10.3(a)(ii), 10.3(b)(i), 10.3(b)(ii) or 10.4(a) shall be interpreted or construed to require the inclusion of information about any director nominations in any proxy statement distributed by, at the direction of, or on behalf of, the directors. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures detailed in Sub-Regulations 8.4(b), 10.3(a)(ii), 10.3(b)(i), 10.3(b)(ii) or 10.4(a). Notwithstanding anything contained elsewhere in these Articles, if a Shareholder has notified the Company of his intention to nominate a director at a meeting of Shareholders and such Shareholder does not appear or send a qualified representative, as determined by the chairman of the meeting, to present such nomination at such meeting, the Company need not present such nomination for a vote at such meeting notwithstanding that proxies in respect of such vote may have been received by the Company. Notwithstanding anything contained elsewhere in these Articles, a Shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in Sub-Regulations 8.4(b), 10.3(a)(ii), 10.3(b)(i), 10.3(b)(ii) or 10.4(a).

11.	DISQUALIFICATION AND REMOVAL OF DIRECTORS

11.1	Subject to the provisions of the Act, a director shall cease to hold office as such only:

(a)	if he becomes of unsound mind and is removed by a resolution signed by all the other directors; or

(b)	if (unless he is not required to hold a Share qualification) he has not duly qualified himself within two months of his appointment or if he ceases to hold the required number of Shares to qualify him for office and is removed by a resolution signed by all the other directors; or

(c)	if he is absent from meetings of the directors for six consecutive months without leave of the directors and is removed by a resolution signed by all the other directors, provided that the directors shall have power to grant any director leave of absence for any or an indefinite period; or

(d)	if he dies; or

(e)	if he has given to the Company notice in writing of his intention to resign and, except as contemplated in Sub-Regulation 10.1(b), such resignation shall be effective from the date such notice is received by the Company or at such later date as may be specified in the notice; or

(f)	if he shall, as a matter of law, be disqualified or cease to hold office or be prohibited from acting as director then he shall be removed from office by a resolution signed by all the other directors; or

(g)	if he is removed from office by a resolution signed by all the other directors; or

(h)

if he is removed from office for cause by the affirmative vote of 66 2/3 percent or more of the voting power of the then outstanding Shares entitled to vote thereon, voting together as a single class, at a meeting of Shareholders called for the purpose of removing the director or for the purposes including the removal of a director. For the purposes of this Sub-Regulation 11.1(h), “cause” means the wilful and continuous engaging over a sustained period by the director in gross misconduct materially and demonstrably injurious to the Company.

12.	REGISTER OF DIRECTORS

12.1	The Company shall keep a register to be known as a register of directors, a copy of which shall be kept at the registered office of the Company. The Company may determine by Resolution of Directors to register a copy with the Registrar of Corporate Affairs. The register of directors shall contain:

(a)	the names and addresses of the persons who are directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as director of the Company; and

(c)	the date on which each person named as a director ceased to be a director of the Company.

13.	MANAGING DIRECTORS

13.1	The directors may from time to time and by Resolution of Directors appoint one or more of their number to be a managing director or joint managing director and may, subject to any contract between him or them and the Company, from time to time terminate his or their appointment as a managing director or joint managing director and appoint another or others in his or their place or places.

13.2	A director appointed pursuant to the terms of the provisions of Sub-Regulation 13.1 to the office of managing director or joint managing director of the Company may be paid, in addition to the remuneration payable in terms of Sub-Regulation 9.3, such remuneration not exceeding a reasonable maximum in each year in respect of such office as may be determined by a resolution of a majority of disinterested directors.

13.3	The directors may from time to time, by Resolution of Directors, entrust and confer upon a managing director for the time being such of the powers and authorities vested in them as they think fit, save that no managing director shall have any power or authority with respect to the matters requiring a Resolution of Directors under the Act.

14.	POWERS OF DIRECTORS

14.1	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the directors of the Company. The directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Shareholders.

14.2	Each director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the director believes to be the best interests of the Company.

14.3	If the Company is the wholly owned subsidiary of a holding company, a director of the Company may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

14.4	Any director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the directors, with respect to the signing of consents or otherwise.

14.5	The continuing directors may act notwithstanding any vacancy in their body.

14.6	The directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

14.7	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

14.8	For the purposes of Section 175 (Disposition of assets) of the Act, the directors may by Resolution of Directors determine that any sale, transfer, lease, exchange or other disposition is in the usual or regular course of the business carried on by the Company and such determination is, in the absence of fraud, conclusive.

15.	PROCEEDINGS OF DIRECTORS

15.1	Any one director of the Company may call a meeting of the directors by sending a written notice to each other director.

15.2	The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the directors may determine to be necessary or desirable.

15.3	A director is deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

15.4	Notice of the time and place of meetings of the directors shall be (i) delivered personally or by telephone (including a voice messaging system or other system or technology designed to record and communicate messages), telegraph, facsimile, electronic mail, or other electronic means, to each director at least forty-eight (48) hours before the time of the holding of the meeting or (ii) sent by first-class mail at least three (3) days before the time of the holding of the meeting, charges prepaid, addressed to each director at that director’s address as it is shown on the records of the Company. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. A meeting of directors held without such prior notice having been given to all directors shall be valid if, either before or after the meeting, all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a director at a meeting shall constitute waiver by that director. The waiver of notice or consent need not specify the purpose of the meeting. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

15.5	A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of directors, unless there are only 2 directors in which case the quorum is 2.

15.6	If the Company has only one director the provisions herein contained for meetings of directors do not apply and such sole director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Shareholders. In lieu of minutes of a meeting the sole director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

15.7	At meetings of directors at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the vice-chairman of the board of directors shall be the chairman of the meeting. If there is no vice-chairman of the Board or if the vice-chairman of the board of directors is not present at the meeting, the chief executive officer shall be the chairman of the meeting. In the absence of the chief executive officer, such other person as shall be selected by the board of directors shall act as chairman of the meeting.

15.8	An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a resolution consented to in writing by three-quarters of the directors or by two-thirds of the members of a committee of directors of the Company with three members or by three-quarters of the members of a committee of directors of the Company other than those committees with three members, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last director has consented to the resolution by signed counterparts.

16.	COMMITTEES

16.1	The directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

16.2	The directors have no power to delegate to a committee of directors any of the following powers:

(a)	to amend the Memorandum or the Articles;

(b)	to designate committees of directors;

(c)	to delegate powers to a committee of directors;

(d)	to appoint or remove directors;

(e)	to appoint or remove an agent;

(f)	to approve a plan of merger, consolidation or arrangement;

(g)	to make a declaration of solvency or to approve a liquidation plan; or

(h)	to make a determination that immediately after a proposed Distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

16.3	Sub-Regulation 16.2(b) and (c) do not prevent a committee of directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

16.4	The meetings and proceedings of each committee of directors consisting of 2 or more directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

16.5	Where the directors delegate their powers to a committee of directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on directors of the Company under the Act.

17.	OFFICERS AND AGENTS

17.1	The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Such officers may consist of, a Chairman of the Board of Directors, a vice-chairman of the board of directors, a chief executive officer or one or more joint chief executive officers, a president or one or more joint presidents, a chief operating officer or one or more joint chief operating officers, a chief financial officer, one or more vice-presidents (executive, senior or other), secretaries and treasurers and such other officers as may from time to time be considered necessary or expedient. Any number of offices may be held by the same person.

17.2	The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors. In the absence of any specific prescription of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of directors and Shareholders, the vice-chairman of the board of directors to act in the absence of the Chairman of the Board but otherwise to perform such duties as may be delegated to him by the board of directors of the Company, the chief executive officer to manage and control the day to day business and affairs of the Company, the president or joint presidents to act in the absence of the chief executive officer but otherwise to perform such duties as may be delegated to them by the board of directors of the Company or the chief executive officer, the vice-presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the board of directors, the chief executive officer or the president or joint presidents, the secretaries to maintain the register of Shareholders, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, the chief financial officer to be responsible for the financial affairs of the Company and the treasurer to act in the absence of the chief financial officer but otherwise to perform such duties as may be delegated to him by the board of directors, the chief executive officer or the president or joint presidents. The Board of Directors may from time to time delegate the powers and duties of any officer to any other officers or agents, notwithstanding any provision hereof.

17.3	The emoluments of all officers shall be fixed by Resolution of Directors.

17.4	The officers of the Company shall hold office until their successors are duly appointed, but any officer appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

17.5	The directors may, by Resolution of Directors, appoint any person, including a person who is a director, to be an agent of the Company.

17.6	An agent of the Company shall have such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the following:

(a)	to amend the Memorandum or the Articles;

(b)	to change the registered office or agent;

(c)	to designate committees of directors;

(d)	to delegate powers to a committee of directors;

(e)	to appoint or remove directors;

(f)	to appoint or remove an agent;

(g)	to fix emoluments of directors;

(h)	to approve a plan of merger, consolidation or arrangement;

(i)	to make a declaration of solvency or to approve a liquidation plan;

(j)	to make a determination that immediately after a proposed Distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due; or

(k)	to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

17.7	The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

17.8	The directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

18.	CONFLICT OF INTERESTS

18.1	A director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company.

18.2	For the purposes of Sub-Regulation 18.1, a disclosure to all other directors to the effect that a director is a shareholder, director, member, partner, manager or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry into the transaction or disclosure of the interest, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

18.3	A director of the Company who is interested in a transaction entered into or to be entered into by the Company may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction,

and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

19.	INDEMNIFICATION

19.1	Subject to the limitations hereinafter provided the Company shall, to the fullest extent permitted by law, indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who is or was a director or officer of the Company and who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or officer of the Company; or

(b)	is or was, at the request of the Company, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise provided, however, that, except as provided in Sub-Regulation 19.11 with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such director or officer or former director or officer in connection with a proceeding (or part thereof) initiated by such director or officer or former director or officer only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

19.2	The indemnity in Sub-Regulation 19.1 only applies if the director or officer or former director or officer acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

19.3	For the purposes of Sub-Regulation 19.2, a director or officer acts (or a former director or officer acted) in the best interests of the Company if he acts (or acted) in the best interests of

(a)	the Company’s holding company; or

(b)	a Shareholder or Shareholders of the Company;

in either case, in the circumstances specified in Section 120(2), (3) or (4) of the BVI Business Companies Act, 2004 (No. 16 of 2004), as the case may be.

19.4	The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

19.5	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi or nolo contendere does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

19.6	Expenses, including legal fees, incurred by a director or officer in defending any legal, administrative or investigative proceedings shall be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it shall ultimately be determined that the director or officer is not entitled to be indemnified by the Company in accordance with Sub-Regulation 19.1. However, the Company shall not be required to advance such expenses to a director or officer who is a party to any legal, administrative or investigative proceedings brought by the Company and approved by a majority of the directors which alleges wilful misappropriation of corporate assets by such director or officer, wrongful disclosure of confidential information or any other wilful and deliberate breach in bad faith of such person’s duty to the Company or its Shareholders.

19.7	Expenses, including legal fees, incurred by a former director or officer in defending any legal, administrative or investigative proceedings shall be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director or officer to repay the amount if it shall ultimately be determined that the former director or officer is not entitled to be indemnified by the Company in accordance with Sub-Regulation 19.1 and upon such terms and conditions, if any, as the Company deems appropriate. However, the Company shall not be required to advance such expenses to a former director or officer who is a party to any legal, administrative or investigative proceedings brought by the Company and approved by a majority of the directors which alleges wilful misappropriation of corporate assets by such former director or officer, wrongful disclosure of confidential information or any other wilful and deliberate breach in bad faith of such former person’s duty to the Company or its Shareholders.

19.8	The indemnification and advancement of expenses provided by, or granted pursuant to, this Regulation 19 are not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Shareholders, resolution of disinterested directors or otherwise, both as acting in the person’s official capacity and as to acting in another capacity while serving as a director or officer of the Company. The Company may enter into a separate indemnification agreement with any person who is or was serving as a director, officer, employee or agent of the Company, or any person who is or was serving, at the request of the Company, as a director, officer, employee or agent of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

19.9	If a person referred to in Sub-Regulation 19.1 has been successful in defense of any proceedings referred to in Sub-Regulation 19.1, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

19.10

The Company may purchase and maintain insurance in relation to any person who is or was a director, officer, employee, agent or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer, employee, agent or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

19.11	If a claim under Sub-Regulation 19.1, 19.6 or 19.7 is not paid in full by the Company within forty-five (45) days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be thirty (30) days, any director or officer or former director or officer may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, such director or officer or former director or officer shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by a director or officer or former director or officer to enforce a right to indemnification hereunder (but not in a suit brought by such person to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Company against a director or officer or former director or officer to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that, such person has not met any applicable standard for indemnification set forth in the BVI Business Companies Act, 2004 (No. 16 of 2004). Neither the failure of the Company (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its Shareholders) to have made a determination prior to the commencement of such suit that indemnification of a director or officer or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in the BVI Business Companies Act, 2004 (No. 16 of 2004), nor an actual determination by the Company (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its Shareholders) that such person has not met such applicable standard of conduct, shall create a presumption that such person has not met such applicable standard of conduct or, in the case of such suit brought by a director or officer or former director or officer, be a defense to such suit. In any suit brought by any director or officer or former director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the person is not entitled be indemnified, or to such advancement of expenses, under these Articles or otherwise shall be on the Company.

19.12	The rights conferred in Regulation 19 shall be contract rights and such rights shall continue as to an individual who has ceased to be a director or officer and shall inure to the benefit of such individual’s heirs, executors and administrators. Any amendment, alteration or repeal of Regulation 19 that adversely affects any right of an individual or such individual’s successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

20.	RECORDS

20.1	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and the Articles;

(b)	the register of Shareholders, or a copy of the register of Shareholders;

(c)	the register of directors, or a copy of the register of directors; and

(d)	copies of all notices and other documents filed by the Company with the Registrar of Corporate Affairs in the previous 10 years.

20.2	Until the directors determine otherwise by Resolution of Directors the Company shall keep the original register of Shareholders and original register of directors at the office of its registered agent.

20.3	If the Company maintains only a copy of the register of Shareholders or a copy of the register of directors at the office of its registered agent, it shall:

(a)	within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)	provide the registered agent with a written record of the physical address of the place or places at which the original register of Shareholders or the original register of directors is kept.

20.4	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a)	minutes of meetings and Resolutions of Shareholders and classes of Shareholders; and

(b)	minutes of meetings and Resolutions of Directors and committees of directors.

20.5	Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

20.6	The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act, 2001 (No. 5 of 2001) as from time to time amended or re-enacted.

21.	REGISTER OF CHARGES

The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)	the date of creation of the charge;

(b)	a short description of the liability secured by the charge;

(c)	a short description of the property charged;

(d)	the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)	unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f)	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

22.	SEAL

The Company shall have a Seal an impression of which shall be kept at the office of the registered agent of the Company. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The directors may provide for a facsimile of the Seal and of the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

23.	DISTRIBUTIONS BY WAY OF DIVIDEND

23.1	The directors of the Company may, by Resolution of Directors, authorise a Distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the Distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

23.2	Dividends may be paid in money, Shares, or other property.

23.3	All dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

23.4	No dividend shall bear interest as against the Company and no dividend shall be paid on Treasury Shares.

24.	ACCOUNTS AND AUDIT

24.1	The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

24.2	The Company may by Resolution of Directors call for the preparation periodically of, and may make available, a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

24.3	The Company may by Resolution of Directors call for the accounts to be examined by auditors.

24.4	The first auditors shall be appointed by Resolution of Directors; subsequent auditors shall be appointed by Resolution of Directors.

24.5	The auditors may be Shareholders, but no director or other officer shall be eligible to be an auditor of the Company during their continuance in office.

24.6	The remuneration of the auditors of the Company may be fixed by Resolution of Directors.

24.7	The auditors shall examine each profit and loss account and balance sheet required to be served on every Shareholder of the Company or laid before a meeting of the Shareholders of the Company and shall state in a written opinion those items required by applicable accounting standards or the rules and regulations applicable to the Company.

24.8	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Shareholders at which the accounts are laid before the Company or shall be otherwise given or made available to the Shareholders.

24.9	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

24.10	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company’s profit and loss account and balance sheet are to be presented.

25.	BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

25.1	Notwithstanding anything contained in the Memorandum or these Articles, the Company shall not engage in any business combination with any interested Shareholder for a period of 3 years following the time that such Shareholder became an interested Shareholder unless:

(a)	prior to such time the board of directors of the Company approved either the business combination or the transaction which resulted in the Shareholder becoming an interested Shareholder;

(b)	upon consummation of the transaction which resulted in the Shareholder becoming an interested Shareholder, the interested Shareholder owned at least 85% of the voting Shares of the Company outstanding at the time the transaction commenced, excluding for the purposes of determining the voting Shares outstanding (but not the outstanding voting Shares owned by the interested Shareholder) those Shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine confidentially whether Shares held subject to the plan will be tendered in a tender or exchange offer; or

(c)

at or subsequent to such time the business combination is approved by the board of directors and authorized at any annual or special meeting of the Shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting Shares which are not owned by the interested Shareholder.

25.2	The restrictions set forth in Sub-Regulation 25.1 shall not apply if:

(a)	Subject to the terms of the Memorandum, the Company by Resolution of Directors or a Resolution of Shareholders adopts an amendment to the Articles expressly electing not to be governed by this Regulation 25 or otherwise deletes this Regulation 25; provided that, such amendment of this Regulation 25 shall be effected in such a way as to ensure that it shall not be effective or operative until 12 months after the adoption of such amendment and shall not apply to any business combination between the Company and any Eligible Person who became an interested Shareholder of the Company on or prior to such adoption.

(b)	The Company does not have a class of voting Shares that is: (i) listed on a national securities exchange; (ii) authorized for quotation on The NASDAQ Stock Market; or (iii) held of record by more than 2,000 Shareholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested Shareholder or from a transaction in which a person becomes an interested Shareholder.

(c)	A Shareholder becomes an interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient Shares so that the Shareholder ceases to be an interested Shareholder; and (ii) would not, at any time within the 3-year period immediately prior to a business combination between the Company and such Shareholder, have been an interested Shareholder but for the inadvertent acquisition of ownership.

(d)	The business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) is with or by a Eligible Person who either was not an interested Shareholder during the previous 3 years or who became an interested Shareholder with the approval of the board of directors of the Company or during a period described in Sub-Regulation 25.2(d), (ii) is approved or not opposed by a majority of the directors then in office (but not less than 1) who were directors prior to any Eligible Person becoming an interested Shareholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors, and (iii) constitutes one of the following transactions:

A	a merger or consolidation of the Company (except for a specified merger);

B	a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or any direct or indirect majority-owned subsidiary of the Company (other than to any direct or indirect wholly-owned subsidiary or to the Company) having an aggregate market value equal to 50% or more of either the market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding Shares of the Company; or

C	a proposed tender or exchange offer for 50% or more of the outstanding voting Shares of the Company.

The Company shall give not less than 20 days’ notice to all interested Shareholders prior to the consummation of any of the transactions described in Sub-Regulations 25.2(d)(iii)(A) and (B).

(e)	The business combination is with an interested Shareholder who became an interested Shareholder at a time when the restrictions contained in this Regulation 25 did not apply by reason of an amendment pursuant to Sub-Regulation 25.2(a) or 25.2(b) or at the time of registration by the Registrar of the notice of adoption of the Articles, which set forth this Regulation 25.

25.3	As used in this Regulation 25 only, the term:

(a)	“affiliate” means an Eligible Person that directly, or indirectly through 1 or more intermediaries, controls, or is controlled by, or is under common control with, another Eligible Person.

(b)	“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or voting Shares; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c)	“business combination,” when used in reference to the Company and any interested Shareholder of the Company, means:

(i)	Any merger or consolidation of the Company or any direct or indirect majority-owned subsidiary of the Company with (A) the interested Shareholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested Shareholder and as a result of such merger or consolidation Sub-Regulation 25.1 is not applicable to the surviving entity;

(ii)	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), except proportionately as a Shareholder of the Company, to or with the interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding Shares of the Company;

(iii)

Any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-owned subsidiary of the Company of any Shares of the Company or of such subsidiary to the interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Shares of the Company or any such subsidiary which securities were outstanding prior to the time that the interested Shareholder became such; (B) pursuant to a merger of the Company with or into a single direct or indirect wholly-owned subsidiary of the Company; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Shares of the Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Shares of the Company subsequent to the time the interested Shareholder became such; (D) pursuant to an exchange offer by the Company to purchase Shares made on the same terms to all holders of said Shares; or (E) any issuance, cancellation, redemption, buy back or transfer of Shares by the Company; provided however, that in no case under items (C)-(E) of this Sub-Regulation shall there be an increase in the interested Shareholder’s proportionate share of the Shares of any class or series of the Company or of the voting Shares of the Company;

(iv)	Any transaction involving the Company or any direct or indirect majority-owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the Shares of any class or series, or securities convertible into the Shares of any class or series, of the Company or of any such subsidiary which is owned by the interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any Shares not caused, directly or indirectly, by the interested Shareholder; or

(v)	Any receipt by the interested Shareholder of the benefit, directly or indirectly (except proportionately as a Shareholder of the Company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) of this Sub-Regulation) provided by or through the Company or any direct or indirect majority-owned subsidiary of the Company.

(d)	“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an Eligible Person, whether through the ownership of voting Shares, by contract or otherwise. An Eligible Person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Eligible Person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for 1 or more owners who do not individually or as a group have control of such entity.

(e)

“interested Shareholder” means any Eligible Person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that (i) is the owner of 15% or more of the outstanding voting Shares of the Company, or (ii) is an affiliate or associate of the Company and was the owner of 15% or more of the outstanding voting Shares of the Company at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such Eligible Person is an interested Shareholder, and the affiliates and associates of such Eligible Person; provided, however, that the term “interested Shareholder” shall not include (x) any Eligible Person who (A) owned Shares in excess of the 15% limitation set forth herein as of, or acquired such Shares pursuant to a tender offer commenced prior to, the date of registration by the Registrar of the notice of adoption of the Articles, which set forth this Regulation 25, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own Shares in excess of such 15% limitation or would have but for action by the Company or (II) is an affiliate or associate of the Company and so continued (or so would have continued but for action by the Company) to be the owner of 15% or more of the outstanding voting Shares of the Company at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such Eligible Person is an interested Shareholder or (B) acquired said Shares from an Eligible Person described in item (A) of this paragraph by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any Eligible Person whose ownership of Shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company; provided that such Eligible Person shall be an interested Shareholder if thereafter such Eligible Person acquires additional Shares of voting Shares of the Company, except as a result of further corporate action not caused, directly or indirectly, by such Eligible Person. For the purpose of determining whether an Eligible Person is an interested Shareholder, the voting Shares of the Company deemed to be outstanding shall include Shares deemed to be owned by the Eligible Person through application of Sub-Regulation 25.3(i) but shall not include any other unissued Shares of the Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. Any determination made by the Board of Directors as to whether any Eligible Person is or is not an interested Shareholder shall be conclusive and binding upon all Shareholders of the Company.

(f)	“owner,” including the terms “own” and “owned,” when used with respect to any Shares of the Company, means an Eligible Person that individually or with or through any of its affiliates or associates:

(i)	beneficially owns such Shares, directly or indirectly; or

(ii)	has (A) the right to acquire such Shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that an Eligible Person shall not be deemed the owner of Shares tendered pursuant to a tender or exchange offer made by such Eligible Person or any of such Eligible Person’s affiliates or associates until such tendered Shares is accepted for purchase or exchange; or (B) the right to vote such Shares pursuant to any agreement, arrangement or understanding; provided, however, that an Eligible Person shall not be deemed the owner of any Shares because of such Eligible Person’s right to vote such Shares if the agreement, arrangement or understanding to vote such Shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Eligible Persons; or

(iii)	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such Shares with any other Eligible Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such Shares.

(g)	“specified merger” means a merger in connection with which all of the following conditions are satisfied: (1) the agreement of merger does not amend in any respect the Memorandum or Articles of the Company, (2) each Share outstanding immediately prior to the effective date of the merger is an identical outstanding or treasury share of the surviving company after the effective date of the merger, and (3) either no Shares of the surviving company and no shares, securities or obligations convertible into such Shares are to be issued or delivered under the plan of merger, or the authorized unissued Shares or the treasury Shares of the surviving company to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the Shares of the Company outstanding immediately prior to the effective date of the merger.

(h)	“voting Shares” means Shares of any class or series entitled to vote generally in the election of directors of the Company. Every reference to a percentage of voting Shares shall refer to such percentage of the votes of such voting Shares.

(i)	“voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

26.	NOTICES

26.1	Any notice, information or written statement to be given by the Company to Shareholders may be served in the case of Shareholders holding registered Shares in any way by which it can reasonably be expected to reach each Shareholder of by mail addressed to each Shareholder at the address shown in the share register.

26.2	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

26.3	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

27.	VOLUNTARY LIQUIDATION

The Company may by the affirmative vote of the holders of 66 2/3 percent or more of the voting power of the then outstanding Shares entitled to vote as a class thereon, voting together as a single class or by Resolution of Directors appoint a voluntary liquidator provided that as a prior condition to such Resolution of Shareholders the Board of Directors have approved the appoint of the voluntary liquidator.

28.	CONTINUATION

The Company may by Resolution of Shareholders or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.